THE MARSICO INVESTMENT FUND
TRUSTEES DEFERRED FEE PLAN

Amended and Restated as of November 10, 2020

THE MARSICO INVESTMENT FUND
TRUSTEES DEFERRED FEE PLAN
Amended and Restated as of November 10, 2020

1. Definitions. The following terms used herein shall have the meanings specified below:

“Account” means a bookkeeping account established for each Participant to track deferred amounts and earnings thereon. One or more Accounts may be maintained in the name of each Participant. Accounts may be maintained as subaccounts of one or more omnibus accounts.

“Beneficiary” means the beneficiary designated by a Participant in an Election Form. If a Participant has not designated a beneficiary or if the designated beneficiary does not survive the Participant, then the Participant’s surviving spouse shall be the “Beneficiary.” If there is no surviving designated beneficiary or spouse, the Participant’s estate shall be the “Beneficiary.”

“Board” means the Board of Trustees of the Fund.

“Cash Reserves Fund” means such money market, sweep account, ultra-short or short-term bond fund, or similar investment instruments, securities, or investments such as, without limitation, cash, Treasury bills, notes, or bonds, short-term corporate securities, or other fixed income investments, as may be selected from time to time by the Board to serve as an investment alternative offered under the Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Election Form” means a written or electronic document or communication signed or otherwise approved by an Independent Trustee and in the form prescribed by the Board, pursuant to which the Independent Trustee makes elections regarding his or her participation in the Plan and/or the notional investments of a Participant in the various investment alternatives offered under the Plan.

“Fund” means The Marsico Investment Fund, a Delaware statutory trust.

“Independent Trustee” means a member of the Board who is not an officer or employee of the Fund.

“Other Investment Alternative” means any other investment option for the Plan such as, without limitation, other funds or instruments or investments linked to equities, fixed income, or commodities, as may be selected from time to time by the Board to serve as an investment alternative offered under the Plan.

“Participant” means an Independent Trustee who elects to participate in the Plan and defer the receipt of fees payable based on his or her service on the Board.

“Plan” means The Marsico Investment Fund Trustees Deferred Fee Plan, amended and restated as of November 10, 2020, as set forth herein, and as amended from time to time.

“Portfolio” means an investment portfolio of the Fund. The Cash Reserves Fund and Other Investment Alternatives shall not be considered a “Portfolio.”

2. Purpose. The Plan was established by the Fund to permit Independent Trustees to defer for a number of years the receipt of all or some portion of the fees earned based on their service on the Board.

3. Participation. Each Independent Trustee who receives fees or will receive fees based on his or her service on the Board is eligible to participate in the Plan. Each such Independent Trustee may elect to become a Participant by filing an Election Form with the Vice President of the Fund in accordance with Section 7.

4. Administration. The Plan shall be administered by the Board, which may adopt or rescind rules for carrying out the provisions and purposes of the Plan. In addition, the Board shall have full discretion to administer the Plan according to its provisions, including, without limitation, the discretion to interpret Plan provisions and Election Forms. No Board member shall be liable for any act or omission of the Board or any other Board member, or for any act or omission on the member’s own part, in connection with the administration of the Plan, unless the act or omission results from the member’s own willful misconduct.

5. Participant Accounts. Each Participant may elect, in accordance with Section 7, to defer the receipt of all or a portion of the trustee fees payable to him or her. A Participant’s Account shall be credited with the amount of any such deferred fees within five business days of the date the fees would have otherwise been paid to the Participant by the Fund. For purposes of earnings on deferred amounts, as discussed in Section 6, such deferred amounts shall be deemed to be notionally invested in the Portfolios and/or the Cash Reserves Fund or Other Investment Alternative.

For amounts deferred prior to February 13, 2002 or on January 1, 2006 through November 9, 2020, deferred amounts shall be deemed to have been invested equally among the Portfolios in existence at such time of deferral, and for amounts deferred on February 13, 2002 through December 31, 2005, deferred amounts shall be deemed to have been invested proportionally (based upon the relative net asset size of the Portfolios as of the date of such deferral) in the Portfolios in existence at such time of deferral (except as such amounts were subsequently rebalanced in accordance with the terms of the Plan as in effect at the time of that rebalancing). Effective November 10, 2020, deferred amounts shall be deemed to be notionally invested equally among the Portfolios in existence at such time of deferral or, if applicable, in accordance with the Participant’s (1) most recent investment election that is applicable to new deferrals or (2) investment election applicable to new deferrals that is made concurrently with a timely annual election to defer fees under Section 7.

Effective November 10, 2020, for all amounts deferred (at any time (whether or not on or after such date)) under the Plan, a Participant may elect notionally to rebalance or reinvest the Participant’s Account in any desired amount among the Portfolios and the Cash Reserves Fund or Other Investment Alternative. Each Participant may so rebalance the amount in which the Participant’s Account is deemed to be invested at the time when the Participant makes a timely annual election to defer fees under Section 7, and at any other time during any calendar year, without regard to any limitation on such number of occasions. In addition, a Participant may elect notionally to reallocate future deferrals in any desired whole percentage among the Portfolios and the Cash Reserves Fund or Other Investment Alternative. Each Participant may so reallocate the percentages in which the Participant’s future deferrals will be deemed to be invested at the time when the Participant makes a timely annual election to defer fees under Section 7.

6. Crediting of Earnings to Accounts.

(a) A Participant’s Account shall be credited with income, gains and losses on a periodic basis as if the amounts credited to the Account were invested notionally in the Portfolios and/or the Cash Reserves Fund or Other Investment Alternative.

(b) If a Portfolio and/or the Cash Reserves Fund or Other Investment Alternative ceases to exist, the portion of a Participant’s Account balance deemed invested in such eliminated investment will be reallocated so that it is deemed to be invested pro-rata among the remaining Portfolios and the Cash Reserves Fund or Other Investment Alternative, unless the Participant timely directs a different reinvestment or rebalancing of such amounts in accordance with Section 5.

(c) The Fund shall provide each Participant with a quarterly statement showing transactions affecting the Account during the quarter and the balance of his or her Account as of the end of the quarter. The Fund will report to the Trustees and/or the Internal Revenue Service on distributions or other matters if and to the extent that Fund counsel determines that such reporting is required.

7. Elections to Defer Fees. An Election Form by which an Independent Trustee elects to defer fees under the Plan must be delivered to a designated representative of the Fund prior to January 1 of each calendar year for which fees are to be deferred; provided that an Independent Trustee may deliver such an Election Form within 30 days after the later of the date on which the Board adopts the Plan or the Independent Trustee first becomes eligible to participate in the Plan, in respect of services to be performed subsequent to the Independent Trustee’s delivery of a completed Election Form.

8. Nature of Account. The Fund’s obligation to make payments of amounts credited to a Participant’s Account shall be a general obligation of the Fund, and such payments shall be made from the Fund’s general assets and property. A Participant’s right to fees deferred under the Plan shall be limited to those of a recipient of an unfunded, unsecured promise to pay amounts in the future, and a Participant’s relationship to the Fund under the Plan shall be only that of a general unsecured creditor. Neither the Plan nor any action taken pursuant to the Plan, including, without limitation, any action to add, delete or continue the (or any particular) Cash Reserves Fund or Other Investment Alternative under the Plan, or any action taken by the Fund, the Board or the Fund’s shareholders, nominees, officers or agents to support the Fund’s unfunded obligations under the Plan or otherwise to administer or implement the Plan, shall create or be construed to create a trust or fiduciary relationship of any kind.

9. Payment of Account. The balance of each Participant’s Account shall become payable to him or her at the time and in the manner specified in the Participant’s Election Form. A Participant shall specify that payment of his or her Account balance shall commence upon: (1) a date specified by the Participant not less than five calendar years after the calendar year in which the fees are deferred, (2) the termination of the Participant’s service on the Board, or (3) the earlier of (1) and (2). A Participant shall specify that payment of his or her Account balance shall be made in a lump sum, or in monthly or annual installments over a number of years specified by the Participant, up to 10 years. If a Participant makes an election in one year as to the time for payments to begin and/or the manner of payments from his or her Account which differs from his or her elections in prior years, a sub-account may be established within the Participant’s Account to track future deferrals and earnings thereon.

If a Participant elects to receive installments, the amount of each installment shall equal the balance in the Participant’s Account on the date payments begin divided by the number of installments elected; provided, that the amount of any installment shall be limited to the current balance in the Account and the final payment shall be in an amount equal to the Account balance on the date of such payment. Amounts to be paid as of a date specified by a Participant shall be paid on the 25th of the specified month or if the 25th of such month is not a business day, then on the first business day following the 25th.

10. Hardship Distributions. For amounts deferred on or prior to December 31, 2004 (and the earnings thereon), the Board, in its sole discretion, may allow the early payment to a Participant of all or a portion of the Participant’s Account balance attributable to amounts deferred on or prior to December 31, 2004 and the earnings thereon, in the event of an unforeseeable financial emergency or severe hardship resulting from one or more recent events beyond the control of the Participant. For amounts deferred after December 31, 2004 (and the earnings thereon), the Board, in its sole discretion, may allow the early payment to a Participant of all or a portion of the Participant’s Account balance attributable to amounts deferred after December 31, 2004 in the event of a severe financial hardship to the Participant resulting from: (i) an illness or accident of the Participant, a Participant’s spouse or a dependent (within the meaning of Section 152(a) of the Code); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Any such hardship distribution shall be limited to the amount deemed reasonably necessary to satisfy the emergency or hardship. Any such hardship distribution is subject to approval by the Board without regard to the vote of the Participant who requests the distribution. Such a payment shall be deducted from the sub-accounts within a Participant’s Account on “first in, first out” basis and from the Portfolios and/or the Cash Reserves Fund or Other Investment Alternative in which the Account is deemed invested on a pro-rata basis.

11. Revision of Payment Elections.

(a) For amounts deferred on or prior to December 31, 2004 (and the earnings thereon), a Participant may change his or her selection of a specified payment date or method of payment for the portion of his or her Account or a sub-account attributable to amounts deferred on or prior to December 31, 2004 and the earnings thereon by delivering written notice to a designated representative of the Fund modifying the relevant portions of the Participant’s Election Form at least 12 months before the original payment date.

(b) For amounts deferred after December 31, 2004 (and the earnings thereon), a Participant may elect to further defer his or her selection of a specified payment date or change his or her method of payment for his or her Account or a sub-account by delivering written or electronic notice to a designated representative of the Fund modifying the relevant portions of the Participant’s Election Form at least 12 months before the date that any such payment would otherwise have been made, provided that any payment under such election would not commence until at least 5 years from the date any such payment would otherwise have been made (or with respect to installment payments, 5 years from the date such payments would otherwise have begun to be made) and further provided that any such revised election will not be effective for 12 months from the date on which the revised election is made. For the purposes of this Section 11(b), installment payments under the Plan shall be deemed to be a single payment, as provided under Section 409A of the Code and the regulations thereunder.

12. Immediate Payment. For amounts deferred on or prior to December 31, 2004 (and the earnings thereon) only, prior to the date a Participant is entitled to any payments from his or her Account, the Participant may elect an immediate payment of the portion of his or her Account, attributable to amounts deferred on or prior to December 31, 2004 and the earnings thereon. Such payment shall be made as soon as practicable in a lump sum amount equal to 90% of such Account balance on the date of payment. The remaining 10% of the Participant’s Account balance, attributable to amounts deferred on or prior to December 31, 2004 and the earnings thereon, shall be forfeited to the Fund. The Participant’s deferral election for the year of such payment shall not be reduced and shall continue in full effect through the end of the year of such payment. This section shall not apply to any portion of the Participant’s Account attributable to amounts deferred after December 31, 2004 and the earnings thereon.

13. Death of Participant. If a Participant dies the balance of the Participant’s Account shall be paid to his or her Beneficiary. Unless otherwise provided in a Participant’s Election Form, payments under this section shall be made in a lump sum as soon as administratively feasible following the Participant’s death.

14. Fund Termination. In the event of the liquidation, dissolution or winding up of the Fund or the distribution of all or substantially all of the Fund’s assets and property to its shareholders (for this purpose a sale, conveyance or transfer of the Fund’s assets to a trust, partnership, association or corporation in exchange for cash, shares or other securities with the transfer being made subject to, or with the assumption by the transferee of, the liabilities of the Fund shall not be deemed a termination of the Fund or such a distribution), the balance of each Participant’s Account attributable to amounts deferred on or prior to December 31, 2004 and the earnings thereon shall be paid in a lump sum as of the effective date thereof. The balance of each Participant’s Account attributable to amounts deferred after December 31, 2004 and the earnings thereon, shall be paid in a lump sum as of the effective date thereof, if and only if, such event is a “change in the ownership or effective control” of the Fund (within the meaning of Section 409A of the Code and the regulations thereunder).

15. No Alienation. Amounts credited to a Participant’s Account shall not in any way be subject to the debts or other obligations of the Participant and may not be voluntarily or involuntarily sold, transferred, pledged or assigned by the Participant.

16. No Promise of Continuation. Nothing in the Plan or in any Election Form shall confer upon any member of the Board the right to continue to serve as a Board member or to receive any, or any particular rate of fees for such service; nor shall it impose any obligation on any Board member to continue to serve on the Board.

17. Amendment and Termination. The Board may at any time and from time to time modify, amend or terminate the Plan in any respect effective as of any date the Board determines; provided that no such action may adversely affect the rights of any Participant or Beneficiary with respect to any amount credited to the Participant’s Account on or before the date of such action. Notwithstanding the foregoing, if the Plan is terminated or if the Plan is terminated solely with respect to amounts deferred on or prior to December 31, 2004 (and the earnings thereon), the Board, in its sole discretion, may cause the portion of all Accounts attributable to amounts deferred on or prior to December 31, 2004 (and the earnings thereon) to be paid at any time after such termination in a lump sum, notwithstanding any payment elections made by a Participant. Any portion of an Account attributable to amounts deferred after December 31, 2004 (and the earnings thereon) may not be distributed under this section.

18. Headings. The titles and headings used in the Plan are included for convenience only and shall not be construed as in any way affecting or modifying the text of the Plan, which text shall control.

19. Governing Law. The Plan, and all determinations made and actions taken pursuant to the Plan, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

20. Limitation on Liability. The obligations of the Fund hereunder shall not be binding upon any of the Participants, shareholders, nominees, officers, agents, or employees of the Fund personally, but shall bind only the property of the Fund, as provided in the Fund’s Declaration of Trust. Moreover, no Portfolio (or the Cash Reserves Fund or Other Investment Alternative) shall be responsible for the obligations of any other Portfolio (or the Cash Reserves Fund or Other Investment Alternative) under the Plan. The Fund shall not be liable for any payments not made under the Plan, and any related damages or costs incurred by a Participant due to the Participant’s failure to keep the Fund informed of his or her most recent address.

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